Exhibit 99.1

CIM Group Announces First Quarter 2018 Results
for Cole Credit Property Trust IV

Phoenix, AZ, May 15, 2018 - On May 15, 2018, Cole Credit Property Trust IV, Inc. (“CCPT IV” or the “Company”), a publicly registered non-listed real estate investment trust (“REIT”) that primarily owns and operates net-lease commercial real estate across the retail sector, filed its Quarterly Report on Form 10-Q with the U.S. Securities and Exchange Commission (“SEC”) for the first quarter of 2018. CCPT IV is sponsored by an affiliate of CIM Group, LLC (“CIM”), a real asset owner, operator and lender with in-house expertise and capabilities.

As of March 31, 2018, CCPT IV’s portfolio consisted of 908 properties encompassing approximately 26.9 million gross rentable square feet of commercial space across 45 states with a total purchase price of approximately $5.1 billion. Portfolio tenants represented 575 concepts and 35 industry sectors.

Results and Accomplishments for the First Quarter 2018

•	Approximately 38.7% of CCPT IV’s portfolio was leased to investment-grade rated tenants.

•	CCPT IV’s weighted average remaining lease term was approximately 9.5 years with 97.0% of properties leased.

•	Total revenue for the quarter ended March 31, 2018 was approximately $109.5 million, representing year-over-year growth of 4.5% from the same period in 2017.

Events Subsequent to March 31, 2018

•	Subsequent to March 31, 2018, the Company redeemed approximately 2.5 million shares pursuant to the Company’s share redemption program for $23.4 million (at an average price per share of $9.37).

•	Subsequent to March 31, 2018, the Company disposed of 11 properties for a gross sales price of $15.9 million, resulting in proceeds of $15.5 million after closing costs and a gain of $2.0 million.

About Cole Credit Property Trust IV

CCPT IV is a public, non-listed REIT formed in 2012 that primarily owns and operates income-producing, single-tenant necessity retail properties subject to long-term net leases with national or regional creditworthy tenants. CCPT IV seeks to provide access to high-quality commercial real estate assets, providing current income, reduced overall portfolio volatility and the potential for capital appreciation for its shareholders. CCPT IV is sponsored by an affiliate of CIM.

About CIM Group®

Established in 1994, CIM is a vertically-integrated owner and operator of real assets for its own account, and on behalf of its partners and co-investors seeking to invest in urban real assets, net-lease assets, and associated credit strategies, with a principal focus on North America. CIM’s real assets include urban residential, commercial, retail, hospitality, debt, and infrastructure investments as well as U.S.-based retail, office and industrial net lease assets. CIM’s broad expertise includes in-house research, acquisition, investment, development, credit analysis, finance, leasing and asset management capabilities. For more information, please visit www.cimgroup.com.

Forward-Looking Statements

Certain statements contained in this press release, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect CCPT IV’s expectations regarding future events. The forward-looking statements involve a number of assumptions, risks, uncertainties and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. Generally, the words “expects,” “anticipates,” “assumes,” “targets,” “goals,” “projects,” “intends,”
“plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions identify forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.